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Exhibit 99.2

DUKE REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31,
(in thousands, except per share amounts)

	2001	2000	1999
RENTAL OPERATIONS:
Revenues:
Rental income	$685,779	$692,266	$522,527
Equity in earnings of unconsolidated companies	31,391	14,556	11,613

	717,170	706,822	534,140

Operating Expenses:
Rental expenses	121,089	117,689	88,062
Real estate taxes	70,523	70,819	54,101
Interest expense	112,338	132,018	86,450
Depreciation and amortization	158,050	161,716	110,638

	462,000	482,242	339,251

Earnings from rental operations	255,170	224,580	194,889

SERVICE OPERATIONS:
Revenues:
General contractor gross revenue	264,455	292,661	216,079
General contractor costs	(229,845)	(253,763)	(188,021)

Net general contractor revenue	34,610	38,898	28,058
Property management, maintenance and leasing fees	22,824	25,477	21,941
Construction and development activity income	19,142	16,965	2,870
Other income	3,883	1,459	1,162

Total revenue	80,459	82,799	54,031
Operating expenses	45,344	50,039	36,159

Earnings from service operations	35,115	32,760	17,872

General and administrative expense	(15,559)	(21,144)	(16,555)

Operating income	274,726	236,196	196,206

OTHER INCOME (EXPENSE):
Interest income	5,303	6,861	2,669
Gain on sale of land and depreciable property dispositions, net of impairment allowance	45,708	60,692	10,012
Other expense	(2,582)	(963)	(1,091)
Other minority interest in earnings of subsidiaries	(2,411)	(2,145)	(2,050)
Minority interest in earnings of common unitholders	(32,172)	(31,839)	(19,749)
Minority interest in earnings of preferred unitholders	(8,408)	(8,408)	(4,204)

Income from continuing operations	280,164	260,394	181,793
Discontinued operations:
Net income from discontinued operations, net of minority interest	2,245	1,545	447

Net income	282,409	261,939	182,240
Dividends on preferred shares	(52,442)	(48,981)	(42,604)

Net income available for common shareholders	$229,967	$212,958	$139,636

Basic net income per common share:
Continuing operations	$1.75	$1.67	$1.33
Discontinued operations	0.02	0.01	—

Total	$1.77	$1.68	$1.33

Diluted net income per common share:
Continuing operations	$1.73	$1.65	$1.32
Discontinued operations	0.02	0.01	—

Total	$1.75	$1.66	$1.32

Weighted average number of common shares outstanding	129,660	126,836	104,884

Weighted average number of common and dilutive potential common shares	151,710	147,441	120,511

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(15)    Discontinued Operations

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS 144"), on January 1, 2002. SFAS 144 requires the Company to report in discontinued operations the results of operations of a property which has either been disposed or is classified as held for sale, unless certain conditions are met.

The Company classified the results of operations of three buildings as discontinued operations in accordance with SFAS No. 144. The results of operations for the held for sale properties as identified in Footnote 6 are included in continuing operations as these properties were identified for sale prior to the adoption of SFAS 144. The effect of the adoption of SFAS 144 resulted in net income, net of minority interest, of $2.2 million, $1.5 million and $447,000 being classified as net income from discontinued operations for the years ended December 31, 2001, 2000, and 1999, respectively.

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  Exhibit 99.2
DUKE REALTY CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations For the Years Ended December 31, (in thousands, except per share amounts)
DUKE REALTY CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements—(Continued)